SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PACIFIC MERCANTILE BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACIFIC MERCANTILE BANCORP

April 18, 2007

Dear Shareholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”). The Meeting will be held on Tuesday, May 15, 2007, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, CA 92660.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and Pacific Mercantile Bank (the “Bank”), our wholly-owned subsidiary. Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Raymond E. Dellerba
President and Chief Executive Officer

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2007

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

The 2007 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”) will be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, CA 92660, on Tuesday, May 15, 2007, at 2:00 PM., Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following six nominees to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

George H. Wells	Warren T. Finley
Raymond E. Dellerba	John Thomas, M.D.
Ronald W. Chrislip	Robert E. Williams

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors

April 18, 2007	Raymond E. Dellerba
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will assure that your vote will be counted and it will not prevent you from voting in person if you choose to attend the Annual Meeting.

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 P.M., Pacific Time, May 15, 2007

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders, which will be held on Tuesday, May 15, 2007, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 18, 2007.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.

Who May Vote?

If you were a shareholder on the records of the Company at the close of business on March 30, 2007, you may vote at the 2007 Annual Meeting, either in person or by proxy. On that day, there were 10,335,364 shares of our common stock outstanding and entitled to be voted.

How Many Votes Do I Have?

Each share is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be six), multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among any of the nominees in such proportions as the shareholder may choose.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted FOR the election of the Directors nominated by the Board.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your stock is held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” and “Required Vote” regarding how your shares may be voted.

How Do I Vote?

Voting by Proxy. Shareholders may complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except as described below, for shares held by brokers, banks and other nominees). If you forget to sign you proxy card, your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting In Person at the Annual Meeting. In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of common stock in a broker, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker, bank, or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted as instructed by you as beneficial holder of the shares. If you fail to provide voting instructions to your broker or other nominee, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Board’s Director nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules).

Vote Required

Quorum Requirement. Our Bylaws require that a quorum — that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting — be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Voted Required to Elect Directors. Assuming a quorum of the shareholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of Directors and, therefore, the six nominees who receive the highest number of votes cast will be elected. As a result, although shares voted to “Withhold Authority” will be counted as votes cast in the election of directors, as a practical matter those votes will have no effect on the outcome of the election. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast. However, broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How Can I Revoke My Proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•

Sending a written notice to revoke your proxy to the Secretary of the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•

Transmitting a proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences. If you fail to date or to sign that proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke your proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information, as of March 30, 2007, regarding the shares of our common stock that were owned, beneficially, by (i) each person who we know owns 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all of the current directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Shares Outstanding(1)
First Manhattan Co. 437 Madison Avenue New York, NY 10022	984,834	(2)	9.5%
Raymond E. Dellerba	666,718	(3)(4)	6.1%
George H. Wells	153,068	(3)(5)	1.5%
John Thomas, M.D.	150,907	(3)	1.4%
Robert E. Williams	144,558	(3)	1.4%
Warren T. Finley	123,158	(3)(6)	1.2%
Ronald W. Chrislip	110,657	(3)(7)	1.1%
Julia M. DiGiovanni	111,307	(3)(8)	1.1%
Nancy A. Gray	22,100	(3)	*
Brad Hoover	24,800	(3)	*
All directors and officers as a group (9 persons)	1,507,273	(9)	13.4%

*	Represents less than 1% of the outstanding shares.

(1)	Beneficial ownership includes voting or dispositive power with respect to shares shown as beneficially owned. Shares subject to options that are exercisable or become exercisable on or before May 29, 2007 are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	According to a report filed by First Manhattan Co. with the Securities and Exchange Commission, First Manhattan holds sole voting power and dispositive power with respect to 56,300 of these shares, shares voting power with respect to 879,834 of these shares, and shares dispositive power with respect to 928,534 of these shares.

(3)	Includes the following numbers of shares that may be purchased on exercise of options on or before May 29, 2007: Mr. Dellerba – 523,918 shares; Mr. Wells – 109,256 shares; Mr. Finley – 56,752 shares, Mr. Williams – 60,908 shares, Dr. Thomas – 25,251, Mr. Chrislip and Mrs. DiGiovanni – 46,157 shares each; Ms. Gray – 21,200 shares and Mr. Hoover – 24,800 shares.

(4)	Does not include and Mr. Dellerba disclaims beneficial ownership of 2,500 shares owned by Mr. Dellerba’s mother as custodian for the benefit of Mr. Dellerba’s minor children and 2,500 shares owned by other family members.

(5)	Includes 2,000 shares owned jointly by Mr. Wells and his spouse, but does not include and Mr. Wells disclaims beneficial ownership of 76,000 shares owned by his spouse.

(6)	Includes 1,250 shares of 2,500 held in a trust of which Mr. Finley is a trustee. Does not include and Mr. Finley disclaims beneficial ownership of an additional 1,250 shares also held in that trust and 72,834 shares which are owned by family members (not residing with him).

(7)	Does not include and Mr. Chrislip disclaims beneficial ownership of 6,050 shares which are owned by certain family members (not residing with him).

(8)	Does not include and Mrs. DiGiovanni disclaims beneficial ownership of 14,219 shares which are owned by other family members (not residing with her).

(9)	Includes a total of 914,399 shares that may be acquired on exercise of stock options on or before May 29, 2007. Excludes shares as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

ELECTION OF DIRECTORS

(Proposal No. 1)

Six directors will be elected at the Annual Meeting to hold office until the next Annual Shareholders Meeting is held and until their successors are elected and have qualified. The Board of Directors has nominated the persons named below for election to the Board. Each of those nominees is an incumbent director who was elected to his or her position on the Board by the Company’s shareholders at the 2006 Annual Meeting and has consented to serve as a director, if re-elected. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of all six of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.

Julia DiGiovanni, who has served as a director of both the Company and the Bank since the respective dates of their inception, is retiring and, therefore, she has chosen not to stand for re-election at this year’s Annual Meeting.

Vote Required and Recommendation of the Board of Directors

Under California law, the six nominees receiving the most votes cast in the election of Directors by holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which the authority to vote is withheld, which will be counted, and broker non-votes, which will not be counted, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast the votes represented by each of the proxies they hold among the nominees named below for whom authority to vote has not been withheld in such proportions as they deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees

The following sets forth the names and a brief description of the principal occupation and recent business experience of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting:

Raymond E. Dellerba, age 59, is, and since their inception, has served as President, Chief Executive Officer and a Director of the Company and Pacific Mercantile Bank, the Company’s primary operating subsidiary (the “Bank”). From February 1993 to June 1997, Mr. Dellerba served as the President, Chief Operating Officer and director of Eldorado Bank, and as Executive Vice President and a director of Eldorado Bancorp. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and Arizona.

George H. Wells, age 72, has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as Chairman of the Board of Directors of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with Technology Marketing Incorporated, a publicly owned computer development services and software company, including Chairman, President, Treasurer and Chief Financial Officer.

Ronald W. Chrislip, age 56, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Chrislip has been an attorney in private practice in the City of Santa Ana since 1976. Mr. Chrislip also has a law office in San Clemente, California.

Warren T. Finley, age 75, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Finley also is Chairman of the Compensation Committee of the Board of Directors. Mr. Finley is an attorney who is, and for more than 40 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997.

John Thomas, M.D., age 57, has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 15 years has been, engaged in the private practice of medicine, specializing in the practice of Radiation Oncology. He also serves as, and for more than the past 8 years has been, the Medical Director of the Red Bluff Tumor Institute. He is a Diplomate and Fellow of the American Board of Radiology, a Fellow of the American College of Radiation Oncology, and a member of the Standards Committee for the American College of Radiation Oncology.

Robert E. Williams, age 65, has served as a Director of the Company and the Bank since the respective dates of their inception and is Chairman of the Company’s Audit Committee. Mr. Williams is, and for more than 20 years has been, a certified public accountant, with Robert E. Williams Accountancy Corporation, a firm that he established in 1978. Mr. Williams is also in association with the accounting firm of Williams, Magdaleno and Crellin.

Executive Officers of the Registrant

Nancy Gray, age 56, who is a certified public accountant, has been an Executive Vice President and the Chief Financial Officer of the Company and the Bank since May 2002. From 1980 through 2001, Ms. Gray was Senior Vice President and Financial Executive of Bank of America in Southern California, Missouri, Georgia, and Texas.

Mr. Bradford C. Hoover, age 50, has been the Bank’s Chief Credit Officer since March 2001. From 1993 through 1998, Mr. Hoover was a Senior Vice President/Regional Manager for Eldorado Bank at its Newport Beach Office. After the sale of Eldorado Bank, from 1998 to April 2000, Mr. Hoover was its interim Chief Credit Officer. He joined Pacific Mercantile Bank in May 2000 as Senior Vice President-Loan Administration and was promoted to the position of Chief Credit Officer in March 2001. Mr. Hoover’s has more than 25 years of banking experience in Southern California.

There are no family relationships among any of the officers or directors of the Company.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2006, the Boards of Directors of the Company and the Bank held a total of seven meetings and twelve meetings, respectively, and all of the directors attended at least 75 percent of the total of those meetings and the meetings of the Board committees on which they served.

As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. All seven of our directors attended our Annual Meeting of Shareholders held in May 2006.

Number of Directors

Our Bylaws provide that the authorized number of directors shall be a number between five and nine, inclusive, with the exact number within that range to be determined from time to time by the Board of Directors. Our Bylaws currently provide that the authorized number of directors shall be seven until the day immediately preceding the date of the 2007 Annual Meeting, at which time that number will automatically be reduced to six, due to Ms. DiGiovanni’s decision not to stand for reelection at that Meeting.

Term of Office of Directors

All of our directors are elected at each annual meeting of shareholders for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position. The Board may also create a new director position and elect a director to hold the newly created position for a term ending at the next annual meeting of shareholders.

Director Independence

The Board has determined, after careful review that each member of the Board is independent under the definition of independence set forth in NASDAQ’s listed company rules, with the exception of Mr. Dellerba, our Chief Executive Officer. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or may have existed in the past, between the Company and any of the non-management directors have no material effect on their independence. As a result of the Board’s independence evaluation, six of the seven current members of the Board are independent directors. In addition, all of the members of the standing committees of the Board are independent directors. All of the members of the Audit Committee also meet the enhanced independence requirements set forth in Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

Communications with the Board

Shareholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Board’s Audit Committee.

Corporate Governance Guidelines

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their oversight duty. In April 2004, our Board formally adopted Amended and Restated Corporate Governance Guidelines of Pacific Mercantile Bancorp (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

•

Director Qualifications, which include a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business and from outside consultants who are engaged to conduct periodic reviews of various aspects of the Company’s operations or the quality of certain of the Company’s assets, such as the loan portfolio.

•	Maintaining Adequate Funding to retain independent advisors for the Board, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•

Director Orientation and Continuing Education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual Performance Evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each Board committee.

•	Regularly Scheduled Executive Sessions, without management, will be held by the Board and by the Audit Committee, which meets separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees, that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.pmbank.com.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2006 is set forth below. The Board of Directors, as a whole, functions as the Nominating Committee.

Audit Committee. The members of the Audit Committee are Robert E. Williams, its Chairman, George H. Wells, and Warren T. Finley. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Williams and Mr. Wells each meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of that Audit Committee Charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.pmbank.com. The Audit Committee held 15 meetings during fiscal 2006. To encourage frank discussion and effective communication of information at those meetings, that Committee meets with our outside accountants without management present, and with members of management without the outside accountants present.

Compensation Committee. In 2006, the Compensation Committee was comprised of the following six directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Warren Finley, who serves as the Committee’s Chairman, George H. Wells, Julia M. DiGiovanni, Ronald W. Chrislip, Dr. John Thomas and Robert E. Williams. As a result of Ms. DiGiovanni’s decision not to stand for reelection at this year’s Annual Meeting, the number of directors serving on the Compensation Committee will be reduced to five. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.pmbank.com. The Compensation Committee held four meetings during 2006.

Nominating Committee. The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our shareholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. In its role as nominating committee, the Board will identify and screen new candidates for Board membership. Each of the Board members, other than Mr. Dellerba, is an “independent director” within the meaning of the NASDAQ listed company rules and the Board has decided that actions of the Board, in its role as nominating committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as a nominating committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.pmbank.com. The Board met one time during 2006 in its role as nominating committee.

The Director Nominating Process. In identifying new Board candidates, the Board will seek recommendations from existing board members and executive officers. In addition, the Board intends to consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including serving on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any upcoming shareholders meeting may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, we believe that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 for the year ended December 31, 2006 applicable to our directors and executive officers were satisfied, except for Statements of Changes in Beneficial Ownership, on Form 4, relating to exercises of stock options granted in previous years to Messrs. Dellerba, Wells, Williams, Finley and Thomas, and two option grants to Ms. Gray, which were inadvertently filed late.

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of the compensation principles and objectives which were the bases for the determinations that were made by the Compensation Committee with respect to the compensation that was paid in 2006 to the Company’s Chief Executive Officer, Raymond E. Dellerba (the “Principal Executive Officer” or “PEO”), and the Company’s Chief Financial Officer, Nancy A. Gray, and the Bank’s Chief Credit Officer, Brad Hoover (and, including Mr. Dellerba, the “Named Executive Officers” or “NEOs”), followed by a Report of the Compensation Committee.

Role of the Compensation Committee

The Compensation Committee, which is comprised solely of independent directors, acts on behalf of the Board to discharge the Board’s responsibilities with respect to the determination of management compensation, including:

•

Reviewing, annually, the performance of the Company’s NEOs in order to assess and determine the extent to which each NEO contributed to improvements in the Company’s financial performance or the achievement of Company financial objectives or goals established by the Board of Directors as part of the Company’s operating plan for the year.

•

Determining, annually, the salaries and any bonus compensation to be paid to the Company’s NEOs, based on a number of factors, including each NEO’s ability, as a result of his or her position, responsibilities and efforts, to affect the Company’s financial performance, the historical performance and contributions of the NEO to the Company’s performance, and prevailing salaries and bonus and other incentive compensation being paid by competing banking institutions.

•	Approving and overseeing compensation plans in which the Company’s NEOs participate.

•

Awarding and setting the terms of option and restricted stock purchase grants to the Company’s NEOs, other employees and directors under the Company’s equity compensation plans and programs, in each case subject to the terms and provisions of those plans and programs.

Compensation Policies and Objectives

When making compensation determinations and implementing compensation programs for NEOs, as well as other management employees, the Committee is guided by the following basic principles:

•	The Company and the Bank must be able not only to attract, but also to retain highly qualified and experienced banking professionals with proven performance records.

•	A meaningful portion of annual executive compensation should be in the form of bonus or incentive compensation that is tied to the Company’s financial performance and profitability.

•

The financial interests of the Company’s NEOs and other key management employees should be aligned with the financial interests of the shareholders, primarily through stock incentives that reward the Company’s NEOs for improvements in the market performance of the Company’s common stock.

Attracting and Retaining Executives and Other Key Employees

There is substantial competition among banks and other financial institutions and financial service organizations for qualified banking professionals. In order to retain its executive officers and other key management employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executive officers and other key management employees which are competitive with those offered by other banks and financial services organizations in California.

In establishing salaries for the NEOs and other executives, the Compensation Committee reviews (i) the historical performance of those officers and other executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial services organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor, which is considered in establishing salaries of executive officers, is the cost of living in Southern California, which generally is higher than in other parts of the country.

Role of Management in Compensation Decisions

The Company’s President and Principal Executive Officer advises the Compensation Committee on the performance of the other NEOs and their contributions to the achievement of Company’s financial objectives and, for that purpose, he reviews with the Compensation Committee the annual Executive Compensation Review that is published by the SNL Securities L.C. (“SNL”), which is an independent data base company that compiles financial performance and other financial data relating to banking institutions in the United States, and the California Bankers Association Compensation and Benefits Benchmark Survey, which sets forth data relating to the compensation paid to senior executives at California-based banking institutions. The Committee considers that data when assessing the competitiveness of the compensation that is being paid to the Company’s NEOs and other key management employees.

Salaries

The Compensation Committee seeks to set the salaries of the NEOs at levels that are competitive with those offered by competing banking institutions in order to enable the Company to retain its existing NEOs and attract new executives when the need arises. The Compensation Committee also takes into consideration each NEO’s management experience, past performance, management responsibilities, and his or her potential contributions to the Company’s future financial performance and success. The Committee did not retain the services of any compensation consultants in determining NEO compensation for 2006; but relied, instead, on a review of the SNL Compensation Review and the California Bankers Association (CBA) Compensation and Benefits Benchmark Survey, which were used as guidelines for setting the salaries of our NEOs. In 2006, NEO salaries fell within 50% and 75% quartile of executive salaries paid by competing banking institutions, as shown in the SNL Review and the CBA Survey. The salary, as well as other compensation, paid to Mr. Dellerba, the Company’s CEO, are determined in accordance with the terms of his employment agreement with the Bank, a description of which is set forth below in this section of the Proxy Statement.

Bonus Compensation

Following the end of each fiscal year, the Compensation Committee determines the bonuses to be awarded for such year to Ms. Gray and Mr. Hoover and other key management employees. Those determinations are made on the basis of (i) various financial measures that the Board has determined have the greatest impact on the Company’s results of operations, such as the Company’s net interest income and other income, the quality and performance of its loan portfolio and investment portfolio, the growth of its interest-earning assets, the mix of its deposits between lower cost core deposits and higher cost time deposits, and the efficiency of its operations, which are the principal determinants of the Company’s net earnings, and (ii) the contributions made by each of those individuals to the Company’s financial performance. For their contributions to the Company’s financial performance in fiscal 2006, the Compensation Committee awarded Ms. Gray a discretionary bonus in the amount of $50,900 and Mr. Hoover a discretionary bonus in the amount of $48,400. Mr. Dellerba’s bonus compensation, as described below, is determined in accordance with his employment agreement with the Bank.

Long Term Stock Based Incentive Awards

In order to align the financial interests of senior executives and other key management employees with those of the shareholders, the Company established the 1999 and 2004 Stock Option Plans to grant stock options to its NEOs and other key management employees on a periodic basis. Both of those Stock Plans were approved by the Company’s shareholders.

Stock option grants reward senior executives and other key management employees for performance that results in improvements in the market performance of the Company’s stock, which we believe directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined on the basis of an evaluation of the executive’s importance to the future performance of the Company. As a general rule, the more senior the executive, the greater the number of option shares that are awarded. In order to reward employees for longer term improvements in stock price performance and to provide an incentive for NEOs and other key management employees to remain in the Company’s employ and create a disincentive for them to seek employment elsewhere, the Compensation Committee generally has followed the practice of granting options on terms which provide that options will become exercisable in multi-year installments, and in the event of a termination of an optionee’s employment or service with the Company, (i) those of his or her options that had become exercisable prior to such termination of employment or service will remain exercisable only for a period of not more than three months (or not more than 12 months if the termination is due to the optionee’s death or disability or one month in the case of a voluntary resignation), and (ii) any options which had not yet become exercisable prior to a termination of employment will terminate automatically.

Timing of Equity Grants

The Compensation Committee has adopted the practice of granting equity awards only on the days on which regularly-scheduled meetings of the Company’s Board of Directors are held or, since all of the members of the Committee also are directors of the Bank, on the days on which the Bank’s Board of Directors holds regularly-scheduled meetings. All stock options are granted at exercise prices that are at least equal to, but in no event less than, 100% of the closing price of the Company’s shares, as reported by NASDAQ, on the date of grant.

401(k) Retirement Savings Plan

The Company recognizes the hard work and efforts of its employees by sponsoring the Pacific Mercantile Bank 401(k) Plan (the “Plan”). All full time employees become eligible to participate in the Plan beginning three months after the commencement of employment. The Plan allows each eligible employee to contribute up to a specified percentage, determined in accordance with applicable federal laws and regulations, of his or her base salary into the Plan on a tax-deferred basis. The Company may elect (but is not required) to make contributions to the Plan, which are in addition to employee contributions. In 2006, the Company elected to make matching contributions of 100% on the first 6% of each employee’s annual compensation contributed to the Plan. Those Company matching contributions totaled $346,000 in 2006. Company contributions to the Plan, for the account of each participating employee, vest at a rate of 20% per year, thereby providing an additional incentive for NEOs and other key management employees to remain in the Company’s employ.

Executive Retirement Benefits

The Company provides Mr. Dellerba, pursuant to the terms of his employment agreement, a Supplemental Executive Retirement Plan (SERP), which is described below in this Section of the Proxy Statement under the caption “Chief Executive Officer Compensation”.

Severance/Change in Control Payments

The Board of Directors determined that it is appropriate to reinforce and encourage the continued attention and dedication of key management employees to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company. Accordingly, the Board approved severance compensation agreements for Ms. Gray and Mr. Hoover, which entitle each of them to receive, upon certain terminations of employment occurring within 12 months following a change in control of the Company or the Bank, (i) a lump sum cash severance payment in an amount equal to six months’ of his or her highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) payment of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination, and (iii) the continuation, for a period of six months from the date of any such termination, of participation in the Company’s medical, dental and vision plans and long-term disability insurance program (Change-in-Control Severance Compensation).

The severance agreements provide that, if the aggregate amount of any Change-in-Control Severance Compensation that becomes payable to Ms. Gray or Mr. Hoover were to exceed the “parachute compensation” limitation contained in Section 280G of the Internal Revenue Code (the “Code”), which would subject the amount of such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, the amount of the Change-in-Control Severance Compensation would be reduced to the extent necessary to bring that compensation within that limitation.

These severance agreements also provide that if Ms. Gray’s or Mr. Hoover’s employment is terminated by the Company, other than for cause, she or he, as the case may be, would become entitled to receive the same severance compensation that would become payable as a result of a termination of employment within 12 months following a change in control. The severance agreement will terminate, however, in the event of a termination of the NEO’s employment for any reason whatsoever, subject to the payment of any severance compensation that would become payable thereunder if such termination was other than for cause.

Mr. Dellerba also is entitled to severance and change in control compensation under his employment agreement, which is described below under the caption “Chief Executive Officer Compensation”.

Other Compensation

NEOs participate in all of employee benefits plans, such as health insurance plans and the 401(K) Plan, that are generally available to all employees.

The Company reimburses Mr. Dellerba for his home security system. In 2006, Mr. Dellerba’s spouse accompanied him on two business trips for which he was reimbursed $788 for her incremental travel expenses. In 2006, the Company purchased a business club membership for Mr. Dellerba, which he used solely for business meetings on behalf of the Company.

Tax and Accounting Considerations

Tax and accounting implications are taken into consideration in the design and implementation of our compensation programs. In the implementation of SFAS No. 123 (R), “Share-Based Payment, issued by the Financial Accounting Standards Board (“FASB”), the Compensation Committee reviews the expected treatment, for both accounting and tax, of the expense required to be recognized based on the fair value of any equity incentives that are proposed to be granted to employees or directors. Our incentive stock option plans also provide that options may be granted to NEOs and other employees on terms that enable those options to be designated and treated as “incentive stock options” as defined in Section 422 of the Internal Revenue Code. In 2006, a supplemental executive retirement plan that was adopted for Mr. Dellerba in 2001, was restated to comply Section 409A of the Code and the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, that are applicable to unfunded plans maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation that companies may deduct in any one year with respect to its PEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by shareholders, such as grants of stock options or other equity incentives under the Company’s existing stock incentive plans, are excluded from the calculation of an executive’s annual compensation that is subject to the deduction limitation of Section 162(m). However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible for income tax purposes.

Chief Executive Officer Compensation

While the Company has grown to over $1 billion in assets, making it the largest commercial bank headquartered in Orange County, California, its continues to focus its business primarily on serving the banking needs of customers in its particular market areas. Therefore, the Board of Directors believes that a key to the Company’s success is having a CEO that not only is an experienced banker with a record of performance that qualifies him or her to serve as a chief executive officer of a banking institution that is of the size and capitalization and has the growth objectives of the Company, but who also is well known to and has developed long-term business relationships with existing and prospective bank customers in our local market areas. The independent directors of the Company, which include the members of the Compensation Committee, believe that Mr. Dellerba has both of these qualifications. Moreover, since competition among banking institutions for CEOs with these qualifications is intensive and non-competition agreements are generally not enforceable in California, the Board members also believed that it was important and in the best interests of the Company and its shareholders for the Company to enter into a multi-year employment agreement with Mr. Dellerba on terms that would enable the Company to retain his services and at the same time create a deterrent against efforts by competing banks to hire him away from the Company.

As a result, in April 1999, the Bank entered into a multi-year employment agreement with Mr. Dellerba, under which he is employed as President and Chief Executive Officer of the Bank and amended and extended that agreement effective as of January 1, 2006. That agreement provides that Mr. Dellerba will be employed as the Bank’s President and CEO for a term of three years, ending on December 31, 2008. Beginning January 1, 2009, the term of the employment agreement will automatically be extended for successive one-year extension periods, but in no event beyond December 31, 2012; however, either party may terminate the employment agreement, without cause, effective immediately prior to the beginning of any such one-year extension period, on not less than 60 days prior written notice. Set forth below is a summary of the terms of Mr. Dellerba’s employment agreement .

Salary. Under the employment agreement, Mr. Dellerba is entitled to receive an annual base salary to be determined by the Compensation Committee, but in no event less than the median annual salary paid to chief executive officers of banks headquartered in the Western United States, as reported in the SNL Executive Compensation Review. Mr. Dellerba’s base annual salary was $412,500 in 2006 and will be $500,000 in 2007.

Bonus Compensation. Mr. Dellerba’s employment agreement provides that he will receive an annual performance bonus in an amount which will be determined, on the basis of the Company’s pretax profits for the year for which the bonus is to be paid by mutual agreement of the Bank and Mr. Dellerba, each of whom has the right to involve an outside compensation consultant to assist them to reach such an agreement. The employment agreement provides, however, that Mr. Dellerba’s annual bonus for any year must be at least equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s pre-tax earnings for that year. For his services in 2006, Mr. Dellerba received a performance bonus in an amount approximately equal to 3.5% of the Company’s 2006 pre-tax earnings. That amount is included in the bonus compensation figures for Mr. Dellerba in the Summary Compensation Table which is set forth below in this Proxy Statement.

Participation in Management Equity Plans. Mr. Dellerba’s employment agreement provides that he will be eligible to participate in all Company equity compensation plans in which other management employees participate and that, if any options are granted to any other employees during any year, he will be granted options to purchase a number of shares of Company common stock that is at least equal to one-sixth of the number of shares for which stock options were granted to all other employees during such year. The Agreement also provides that options granted to Mr. Dellerba are to vest (that is, to become exercisable) in 60 equal successive monthly installments. However, all of his unvested options will become fully vested in the event of (i) a change of control of the Company or the Bank, (ii) a termination of Mr. Dellerba’s employment by the Bank without cause or by him due to any changes that the Bank unilaterally makes to certain terms or conditions of his employment that adversely affect him, such as a reduction in his compensation or in the scope of his authority as the Bank’s Chief Executive Officer (a “Termination for Good Reason”), or (iii) Mr. Dellerba’s permanent disability or death at any time during the term of his employment.

Change of Control and Other Transaction-Based Compensation. Mr. Dellerba’s employment agreement provides that if, during the term of his employment, or within 24 months following a termination of that employment by the Bank without cause or by Mr. Dellerba for Good Reason, the Company consummates (i) any public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of its then outstanding shares; (iii) a sale of substantially all of the assets of the Company or the Bank; or (iv) a merger of the Company or the Bank with another company, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross proceeds from any such offering or of the gross amount paid in any such sale of assets or merger transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of Company common stock.

Retirement Benefits. In January 2001 the Bank established an unfunded Supplemental Retirement Plan (the “Retirement Plan”) for Mr. Dellerba. The Retirement Plan was amended and restated in April 2006 to comply with the requirements of new Section 409A under the Tax Code. The Retirement Plan provides that, subject to meeting certain vesting requirements described below, upon reaching age 65 Mr. Dellerba will become entitled to receive 180 equal successive monthly retirement payments, each in an amount equal to 60% of his average monthly base salary during the three years immediately preceding the date of his retirement or other termination of his employment (his “normal retirement benefit”). Mr. Dellerba’s right to receive that normal retirement benefit vests monthly during the term of his employment at a rate equal to 1.5 monthly retirement payments for each month of service with the Bank. The normal retirement benefit will become fully vested immediately upon consummation of a change of control of the Bank or a termination of Mr. Dellerba’s employment with the Bank by reason of his death. If, however, Mr. Dellerba’s employment is terminated, either by the Bank “without cause” or by him for Good Reason, prior to full vesting of his normal retirement benefit, he will become entitled to receive 24 monthly retirement payments or, if greater, the number of monthly retirement payments that had become vested prior to that termination of employment. The Bank has purchased a policy of insurance on the life of Mr. Dellerba to provide the Bank with a source of funds to pay the benefits under this Plan.

Severance Benefits. If Mr. Dellerba’s employment is terminated without cause by the Bank or by him for Good Reason, Mr. Dellerba will become entitled to receive a lump sum cash payment in an amount equal to his base salary and target bonus for the remainder of the term of his employment agreement or for the succeeding twenty-four (24) months, whichever period is longer. He also will be entitled to a continuation of his health insurance and other employee benefits for a period of two (2) years thereafter and to obtain senior outplacement services at the Bank’s expense for a period of up to one year . Additionally, on any such termination, all unvested options and any other unvested equity compensation to which he would otherwise be entitled will become vested.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be), will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned bonus compensation and the bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Tax Gross Up Payment. If any excise tax under Section 280G of the Tax Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Other Employee Benefits. In addition to insurance and other employee benefits that are available, on a non-discriminatory basis, to all employees of the Bank, Mr. Dellerba is entitled under his employment agreement to receive the following employee benefits:

Insurance Benefits. Long-term and short-term disability insurance that pays a benefit in an amount equal to 80% of his annual base salary as in effect at the time he becomes disabled; and supplemental life insurance that provides for a payment to his estate or designated beneficiaries of an amount equal to 250% of his annual base salary as in effect at the time of his death.

Vacation Benefit. Six weeks of paid vacation per year.

Bank Furnished Automobile. The use, primarily for business purposes, of a Bank owned or leased automobile of Mr. Dellerba’s choosing and reimbursement for the reasonable expenses associated with the operation and maintenance of the automobile.

Club Memberships. If requested by him, the Bank will purchase a membership in one business club and a membership in one country club for his use principally for business purposes on behalf of the Bank. If, at the time of the termination of Mr. Dellerba’s employment, the market value of any such membership exceeds the price paid by the Bank for that membership, the Bank is required to pay that difference to him in cash. In 2006, the Bank purchased a business club membership for Mr. Dellerba, which he has used solely in the conduct of the Company’s business. However, to date, Mr. Dellerba has not requested the Bank to purchase any country club memberships for his use.

Most Favored Executive Provision. Mr. Dellerba’s employment agreement provides that if the Bank or the Company hires another executive at a compensation level that exceeds his compensation, Mr. Dellerba’s compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

The foregoing description of Mr. Dellerba’s amended employment agreement is qualified by reference to the agreement, a copy of which has been filed with the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee. The members of the Compensation Committee in 2006 were Warren T. Finley, the Committee’s Chairman, and George H. Wells, Julia M. DiGiovanni, Ronald W. Chrislip, Dr. John Thomas and Robert E. Williams, each of whom was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.

No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management and the Board of Directors. Based on that review and those discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted on April 18, 2007,

The Compensation Committee of the Board of Directors

Warren T. Finley, Chairman

George H. Wells

Ronald W. Chrislip

Julia M. DiGiovanni

Dr. John Thomas

Robert E. Williams

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Named Executive Officers Compensation

The following table sets forth the compensation paid for services rendered in all capacities in the fiscal year ended December 31, 2006, by the Company’s Chief Executive Officer and Chief Financial Officer, who were the only executive officers of the Company in 2006, and the Bank’s Chief Credit Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Options Award ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Raymond E. Dellerba	2006	$412,500	—	—	$403,900	$352,240	$48,915	$1,216,767
President and Chief Executive Officer of the Company and the Bank

Nancy A. Gray	2006	$147,000	$50,900	$67,300		N/A	$12,300	$277,500
Executive Vice President and Chief Financial Officer of the Company and the Bank

Bradford C. Hoover	2006	$158,800	$48,400	$67,300		N/A	$10,727	$285,227
Executive Vice President and Chief Credit Officer Officer of the Bank

(1)	These amounts represent discretionary bonus awards by the Compensation Committee to Ms. Gray and Mr. Hoover. These bonus awards were made on the basis of (i) various financial measures that the Board had determined have the greatest impact on the Company’s results of operations, such as the Company’s net interest income and other income, the quality and performance of its loan portfolio and investment portfolio, the growth of its interest-earning assets, the mix of its deposits between lower cost core deposits and higher cost time deposits, and the efficiency of its operations, which are the principal determinants of the Company’s net earnings, and (ii) the contributions made by each of those individuals to the Company’s financial performance in 2006.

(2)	Amounts represent the fair value of stock options that were expensed in 2006 under SFAS 123(R) which took effect on January 1, 2006. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of SFAS 123(R). For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Stock Incentive Plan” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2006. The actual number of awards granted the NEO is shown in the “Grants of Plan-Based Awards” table included in this filing.

(3)	Pursuant to the terms of Mr. Dellerba’s employment agreement, Mr. Dellerba was entitled to annual bonus equal to the greater of (i) 35% of Mr. Dellerba’s 2006 base salary, or (ii) 3.5% of the Company’s 2006 pre-tax earnings.

(4)	The amount shown for Mr. Dellerba includes $31,600 paid in lieu of accrued but unused vacation, a contribution by the Company of $15,227 to Mr. Dellerba’s 401K plan account, $1,300 for personal use of a Company-owned automobile and $788 for incremental travel expense reimbursements related to Mr. Dellerba’s spouse accompanying him on two Company business trips. The amounts shown for Ms. Gray and Mr. Hoover represent the Company’s contributions to their 401K plan accounts.

Narrative to Summary Compensation Tables

The Compensation Discussion and Analysis set forth above describes in greater detail Mr. Dellerba’s Employment Agreement, including the terms of Mr. Dellerba’s annual bonus awards, and sets forth how Ms. Gray’s and Mr. Hoover’s bonuses in 2006 were determined and awarded.

Grants of Plan-Based Awards Table

Name and Principal Position	Grant Date	Award Opportunity Under Annual Non-Equity Incentive Plan					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/SH)		Grant Date Fair Value of Option Awards ($)(2)
		Threshold ($)		Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Raymond E. Dellerba President and Chief Executive Officer	N/A	$144,375	(1)	—	$403,900	(1)	—	—	—	—			—		—

Nancy A. Gray Executive Vice President and Chief Financial Officer	2/10/2006 10/17/2006									5,000 5,000	(3) (4)	$ $	18.00 16.22	$ $	35,250 32,010

Bradford C. Hoover Executive Vice President and Chief Credit Officer	2/10/2006 10/17/2006									5,000 5,000	(3) (4)	$ $	18.00 16.22	$ $	35,250 32,010

(1)	Pursuant to the terms of Mr. Dellerba’s employment agreement, Mr. Dellerba is entitled to annual bonus equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s pre-tax earnings, for that year.

(2)	Amounts represent the fair value of stock options that were expensed in 2006 under SFAS 123(R) which took effect on January 1, 2006. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of SFAS 123(R). For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Stock Incentive Plan” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2006.

(3)	Stock options vest at a rate of 20% per year with vesting dates of 2/10/2007, 2/10/2008, 2/10/2009, 2/10/2010, and 2/10/2011.

(4)	Stock options vest at a rate of 20% per year with vesting dates of 10/17/2007, 10/17/2008, 10/17/2009, 10/17/2010, and 10/17/2011.

Narrative to Grants of Plan-Based Awards Table

See the Compensation Discussion and Analysis above for a more thorough description of Mr. Dellerba’s Employment Agreement, including the terms of Mr. Dellerba’s annual bonus awards.

The Compensation Committee generally has followed the practice, when awarding options, to provide for them to become exercisable in multi-year installments and for options that have not yet become exercisable to terminate automatically on any termination of an optionee’s employment with the Company.

Outstanding Option Awards at Fiscal Year-End

The following table provides information with respect to the outstanding exercisable and unexercisable option awards for each of our NEOs as of December 31, 2006.

	Number of Securities Underlying Unexercised Options at FY-End 2006 (#)			Options Exercise Price ($)	Option Expiration Date ($)
Name	Exercisable	Unexercisable
Raymond E. Dellerba	90,530	—		$4.00	03/02/2009
	90,000	—		6.75	01/12/2010
	60,000	—		7.75	06/21/2010
	90,000	—		7.75	02/01/2011
	37,076	—		7.75	01/02/2012
	23,127	17,673	(1)	11.34	02/17/2014
	105,030	74,970	(2)	11.20	01/20/2014
	20,181	34,819	(3)	15.00	02/15/2015

Nancy A. Gray	8,000	2,000	(4)	$7.99	05/21/2012
	1,800	1,200	(5)	7.55	01/21/2013
	3,200	4,800	(6)	10.84	05/18/2014
	1,000	4,000	(7)	15.00	02/15/2015
	1,000	4,000	(8)	13.99	07/19/2015
	—	5,000	(9)	18.00	02/10/2016
	—	5,000	(10)	16.22	10/17/2016

Bradford C. Hoover	10,000			$6.06	04/03/2010
	4,000	1,000	(4)	7.99	05/21/2012
	1,500	1,000	(5)	7.55	01/21/2013
	3,200	4,800	(6)	10.84	05/18/2014
	1,000	4,000	(7)	15.00	02/15/2015
	—	5,000	(9)	18.00	02/10/2016
	—	5,000	(10)	16.22	10/17/2016

(1)	Stock options vest at a rate of 1.667%/month, with vesting dates monthly on the 17th of each month until fully vested on 2/17/2009.

(2)	Stock options vest at a rate of 1.667%/month, with vesting dates monthly on the 20th of each month until fully vested on 1/20/2009.

(3)	Stock options vest at a rate of 1.667%/month, with vesting dates monthly on the 15th of each month until fully vested on 2/15/2010.

(4)	Stock options vest at a rate of 20%/year, with vesting date of 5/21/2007.

(5)	Stock options vest at a rate of 20%/year, with vesting dates of 1/21/2007 and 1/21/2008.

(6)	Stock options vest at a rate of 20%/year with vesting dates of 5/18/2007, 5/18/2008, and 5/18/2009.

(7)	Stock options vest at a rate of 20%/year with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009, and 2/15/2010.

(8)	Stock options vest at a rate of 20%/year with vesting dates of 7/19/2007, 7/19/2008, 7/19/2009, and 7/19/2010.

(9)	Stock options vest at a rate of 20%/year with vesting dates of 2/10/2007, 2/10/2008, 2/10/2009, 2/10/2010, and 2/10/2011.

(10)	Stock options vest at a rate of 20%/year with vesting dates of 10/17/2007, 10/17/2008, 10/17/2009, 10/17/2010, and 10/17/2011.

Option Exercises

The following table sets forth certain information regarding options exercised during 2006 by each of our NEOs.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Raymond E. Dellerba	35,000	$499,820
Nancy A. Gray	—	—
Bradford C. Hoover	—	—

(1)	Value Realized on Exercise is based on the difference between the option grant price on the date of grant and the market value of the stock on date of exercise.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Raymond E. Dellerba	Pacific Mercantile Bank Supplemental Executive Retirement Plan for Ray Dellerba(1)	7.75 years	$1,998,594	none

(1)	Mr. Dellerba’s Supplement Executive Retirement Plan is part of his employment agreement discussed under “Chief Executive Officer Compensation” in the Compensation Discussion and Analysis set forth above.

(2)	The present value is based on the calculation used for financial reporting purposes under generally accepted accounting principles.

Payments Upon Termination or Change in Control

Payments to Mr. Dellerba

Mr. Dellerba’s employment agreement provides that if, during the term of Mr. Dellerba’s employment or within 24 months following his termination without cause or for good reason, the Company consummates (i) any public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of its then outstanding shares; (iii) a sale of substantially all of the assets of the Company or the Bank; or (iv) a merger of the Company or the Bank with another company, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross amount paid in the transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of stock.

Additionally, on the occurrence of any of the transactions described above, all unvested options and any other unvested equity compensation to which Mr. Dellerba would otherwise be entitled will become vested and immediately exercisable, which would represent a benefit of $4,694,000 to Mr. Dellerba. The value of accelerated vesting of options was estimated under the intrinsic method. The closing price of the Company’s stock on December 31, 2006 was compared to the exercise prices to determine the spread for each option, and the spread was applied to the “in-the-money” options that were unvested as of December 31, 2006. For the purpose of this calculation, the Company used $16.19 per share which was the closing price on the last business day of the fiscal year.

If Mr. Dellerba’s employment is terminated without cause by the Bank or by him for good reason, then, in accordance with the terms of his employment agreement, Mr. Dellerba will become entitled to receive a lump sum cash payment in an amount equal to his base salary and target bonus for the remainder of the term of his employment agreement or for the succeeding twenty-four (24) months, whichever period is longer. Assuming that Mr. Dellerba’s employment was terminated without cause or for good reason on December 31, 2006, Mr. Dellerba would have been entitled to an aggregate payment of $1,350,000.

Mr. Dellerba is also entitled to a continuation of his health insurance and other employee benefits for a period of two (2) years following the termination of his employment without cause or for good reason, and to obtain senior outplacement services at the Bank’s expense for a period of up to one year. The aggregate amount to be paid to Mr. Dellerba for the continuation of his health insurance and other employee benefits for two years is approximately $19,300.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be), will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned bonus compensation and the bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Tax Gross Up Payment.

If any excise tax under Section 280G of the Internal Revenue Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Payments to Ms. Gray and Mr. Hoover

In the event of a termination of employment of Ms. Gray or Mr. Hoover by the Company other than for cause, or any termination of employment within 12 months following change in control, she or he (as the case may be) would become entitled to receive a lump sum severance pay, in cash, equal to six months of her or his highest annual base salary in effect during the twelve (12) month period immediately preceding the date of termination and the amount of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination. Assuming that Ms. Gray and Mr. Hoover were terminated in connection with a change in control effective December 31, 2006, they would be entitled to receive severance payments of $74,300 and $80,286, respectively. The Company also is required to continue, for a period of six months from the date of such a termination, to provide the following benefits: (i) participation in the Company’s medical, dental and vision plans and (ii) long-term disability insurance. The aggregate amounts to be paid to Ms. Gray and Mr. Hoover for the continuation of their respective health insurance and other employee benefits for such six month period is approximately $4,500 and $3,300, respectively. Additionally, upon the occurrence of any such termination, all unvested options and any other unvested equity compensation to which Ms. Gray or Mr. Hoover would otherwise be entitled to will become vested, which would represent a benefit of $167,700 and $212,600 to Ms. Gray and Mr. Hoover, respectively. The value of the accelerated vesting of Ms. Gray’s and Mr. Hoover’s options was estimated under the intrinsic method, which is described above.

The payments described above are limited to the extent that any or all of such payments and benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would be subject to the excise tax imposed by Section 2999 thereof (as determined under the Code and applicable regulations) is equal to 2.99 times their “base amount” (as defined in the Code).

Director Compensation

In 2006, the Chairman of the Board of Directors, each non-employee director who serves as Chairman of the Audit or Compensation Committee and each other non-employee director received annual retainers of $42,500, $27,500 and $22,500, respectively, for their service as directors of the Company and the Bank. Non-employee directors also received a fee of $400 for each Company Board Meeting and $200 for each Bank Board meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee received a fee of $500 and $250 for each meeting of those Committees that they attended, other members of the Audit Committee received a fee of $250 for each meeting attended and each of the other members of Board Committees of the Company or the Bank received a fee of $150 for attending Committee meetings.

Raymond E. Dellerba, who is a management director of the Company and the Bank, does not receive any fees for his service on the Boards of Directors of the Company or the Bank.

We did not grant any stock options to directors during 2006, and we do not have non-equity incentive compensation plans for directors. We did not provide any compensation to our directors other than as reported in the below table.

Name	Fees Earned or Paid in Cash	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
George H. Wells	$57,500	—	—	—	$57,500
Ronald W. Chrislip	28,250	—	—	—	28,250
Julia M. DiGiovanni	29,500	—	—	—	29,500
Warren T. Finley	40,100	—	—	—	40,100
John Thomas, M.D.	28,900	—	—	—	28,900
Robert E. Williams	43,700	—	—	—	43,700

Certain Transactions

In the ordinary course of its business, the Bank makes loans to and engages in other banking transactions with its directors and their associates and its officers. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectibility of loans made to non-affiliated persons and do not present any other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 (the “2006 financial statements”).

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton, LLP (“Grant Thornton”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

The Audit Committee has reviewed and discussed the 2006 financial statements with management and Grant Thornton. In addition, the Audit Committee has discussed the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Grant Thornton, has received written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence disclosures and letter with Grant Thornton and has considered the compatibility of any non-audit services performed by Grant Thornton for the Company on its independence. Based solely on the Audit Committee’s review of the matters noted above and its discussions with the Company’s auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s 2006 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Williams, the members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members, including Mr. Williams is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Grant Thornton. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Respectfully Submitted,

The Audit Committee of the Board of Directors

Robert E. Williams, Chairman

George H. Wells

Warren T. Finley

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, and the foregoing Reports of the Compensation Committee and the Audit Committee shall not be incorporated by reference into any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2006. A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Grant Thornton has been retained as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and to conduct reviews of the Company’s quarterly financial statements for the first three quarters of 2007.

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagements of Grant Thornton pursuant to which it provided the audit and tax services described below for the fiscal year ended December 31, 2006. As the table below indicates, Grant Thornton did not provide any other services to us in 2006.

Audit and Other Fees

Grant Thornton performed the following services for the Company relating to the year ended December 31, 2006:

Audit Services. Audit services consisted of the audit of the Company’s consolidated financial statements for, and reviews of the Company’s quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC during, the year ended December 31, 2006 and the evaluation of, and the issuance of an attestation report relating to, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Services. Grant Thornton rendered tax advisory and planning and income tax preparation services to the Company in 2006.

Other Services. Grant Thornton did not render other professional services to us during 2006 or 2005.

The following table contains information regarding the fees billed by Grant Thornton for its services to us in 2006 and 2005:

	Fees Billed by Grant Thornton
Nature of Services	2006	2005
Audit Services	$357,380	$327,360
Tax Services	$35,900	$21,000

The Audit Committee has determined that the provision of the audit and tax services rendered by Grant Thornton and the fees paid for those services in fiscal 2006 were compatible with maintaining Grant Thornton’s independence.

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees, and those of the Bank, may communicate with shareholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished (who will not receive any additional compensation for doing so). We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2008 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the date on which the Company’s proxy materials for 2007 were first released. However, if the date of our Annual Meeting in 2008 changes by more than 30 days from the date of our 2007 Annual Meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2008 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Raymond E. Dellerba
President and Chief Executive Officer

April 18, 2007

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2006 is being mailed concurrently with this Proxy Statement to all shareholders of record as of March 30, 2007. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

PROXY

PACIFIC MERCANTILE BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 15, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote; and hereby appoints George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned, and to vote as indicated below all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Tuesday, May 15, 2007, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements thereof.

IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

(continued from other side)
THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL NO. 1
PROPOSAL 1.	ELECTION OF DIRECTORS:
	FOR ☐ The Nominees Named Below	WITHHOLD AUTHORITY ☐ To Vote for All of the Nominees Named Below
Raymond E. Dellerba, George H. Wells, Ronald W. Chrislip, Warren T. Finley, John Thomas, M.D., and Robert E. Williams.
(Instructions: To withhold authority to vote for any Nominee, print that Nominee’s name in the space below.)
Exceptions: _______________________________________________________________________________________

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ABOVE. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THOSE SHARES WILL BE VOTED “FOR” APPROVAL OF THAT PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY BE PRESENTED FOR A VOTE OF THE SHAREHOLDERS AT THE MEETING.

Date: ________________________, 2007

(Signature of stockholder)

(Signature if held jointly)
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.